Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,093,000.00	$140.78

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated January 22, 2014

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012

and Stock-Linked Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $1,093,000 Phoenix Quarterly Review Notes Linked to the Common Stock of Citigroup, Inc. due February 11, 2015 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing February 11, 2015.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	Any payment on the Notes is subject to the Issuer’s credit risk.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The common stock of the Reference Asset Issuer
Reference Asset Issuer:	Citigroup, Inc. (“C”)
Principal Amount:	$1,000 per Note.
Trade Date:	January 24, 2014
Pricing Date:	January 24, 2014
Original Issue Date:	January 29, 2014
Ending Averaging Dates:	February 2, 2015, February 3, 2015, February 4, 2015, February 5, 2015 and February 6, 2015 (the Final Valuation Date), subject to adjustment as described in “Additional Note Terms—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement
Maturity Date:	February 11, 2015. The Maturity Date is subject to adjustment as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Automatic Call Feature:	The Notes will be automatically called if the Official Closing Price of the Reference Asset on any Observation Date is equal to or greater than the Initial Price. If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on such date pursuant to the Contingent Coupon feature. No further amounts will be owed to you under the Notes.
Observation Dates:	May 8, 2014, August 7, 2014, November 6, 2014 and the Final Valuation Date (February 6, 2015), subject to postponement as described under “Additional Note Terms—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment Dates:	With respect to each Observation Date, including the Final Valuation Date, three business days following the applicable Observation Date. The Coupon Payment Dates are subject to postponement as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Contingent Coupon Rate:	9.15% per annum, payable in equal quarterly installments.
Contingent Coupon:	If the Official Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier on any Observation Date, HSBC will pay you the Contingent Coupon applicable to such Observation Date.
If the Official Closing Price of the Reference Asset is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate. The table below sets forth each expected Observation Date, Coupon Payment Date and the hypothetical Contingent Coupons based on the Contingent Coupon Rate of 9.15% per annum, payable in equal quarterly installments.
Contingent Coupon
	Expected Observation Dates*	Expected Coupon Payment Dates	Expected Contingent Coupon
	May 8, 2014	May 13, 2014	2.2875%
	August 7, 2014	August 12, 2014	2.2875%
	November 6, 2014	November 12, 2014	2.2875%
	February 6, 2015	February 11, 2015	2.2875%
*Each Observation Date is subject to postponement as described in the accompanying Stock-Linked Underlying Supplement.
Payment at Maturity:	If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:
If the Final Price is equal to or greater than the Trigger Price (which is equal to the Coupon Barrier), HSBC will pay you a cash payment on the Maturity Date equal to $1,000 per $1,000 Principal Amount of Notes, plus the Contingent Coupon otherwise due on the Maturity Date.
If the Final Price of the Reference Asset is less than the Trigger Price, HSBC will pay you a cash payment on the Maturity Date equal to:
$1,000 × (1 + Reference Return).
In this case, you will have a loss of principal that is proportionate to the decline in the Final Price from the Initial Price and you will lose some or all of your initial investment.
Reference Return:	Final Price – Initial Price
Initial Price
Trigger Price:	$41,93, or 85.00% of the Initial Price.
Coupon Barrier:	$41,93, or 85.00% of the Initial Price.
Initial Price:	$49.33, which was the Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The arithmetic average of the Official Closing Prices of the Reference Asset determined by the Calculation Agent on each of the Ending Averaging Dates.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Pricing Date. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
CUSIP/ISIN:	40432XS51/US40432XS514
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 5 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale.

The Estimated Initial Value of the Notes on the Pricing Date is $971 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 5 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$10.00	$990.00
Total	$1,093,000.00	$10,930.00	$1,082,070.00

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

January 24, 2014

Additional Terms Specific to the Notes

This pricing supplement relates to a single Note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

•	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Selected Purchase Considerations

•	CONTINGENT COUPON PAYMENT— HSBC will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of the Reference Asset on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid on such Coupon Payment Date. The Coupon Payment Dates are May 13, 2014, August 12, 2014, November 12, 2014 and February 11, 2015 (which is also the Maturity Date). For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement. The Contingent Coupon Rate is 9.15% per annum, payable in equal quarterly installments.

•	AUTOMATIC CALL FEATURE — The Notes will be automatically called if the Official Closing Price on any Observation Date is at or above the Initial Price. If the Notes are automatically called, you will receive, on the applicable Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus the Contingent Coupon.

•	TAX TREATMENT — You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

In addition, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), because the U.S. federal income tax treatment of the Contingent Coupons (including the applicability of withholding) is unclear, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a

U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you if the Reference Asset Issuer is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in shares of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of the Reference Asset, and will depend on whether the Official Closing Price of the Reference Asset is at or above the Coupon Barrier or Trigger Price on the Observation Dates or Final Valuation Date, as applicable. If the Notes are not called, HSBC will only pay you the Principal Amount of your Securities (plus the final Contingent Coupon) if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Notes are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE PRICE OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE OBSERVATION DATES AND THE ENDING AVERAGING DATES, INCLUDING THE FINAL VALUATION DATE — The Final Price will be based on the Official Closing Price of the Reference Asset on each of the Ending Averaging Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates during the term of the Notes other than on the Ending Averaging Dates but then drops on one or more of the Ending Averaging Dates to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on each of the Ending Averaging Dates. Similarly, whether your Notes are subject to an automatic call will depend on the Official Closing Price on the Observation Dates. If the Official Closing Price is less than the Trigger Price on any Observation Date, your notes will not be called, even if the Official Closing Price is higher than the Trigger Price at other times during the term of the Notes. As a result, it is possible that your Payment at Maturity may be less than 100% of the principal amount if the Final Price is less than the Trigger Price.

•	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Asset on an Observation Date is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to such Observation Date. If the Official Closing Price of the Reference Asset is less than the Coupon Barrier on each of the Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS THE CONTINGENT COUPONS, IF ANY, REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE ASSET — If the Notes are not automatically called, for each $1,000 principal amount Note, you will receive $1,000 at maturity plus the Contingent Coupon if the Final Price of the Reference Asset is equal to or greater than the Trigger Price (and Coupon Barrier), regardless of any appreciation in the value of the Reference Asset, which may be significant. Additionally, if the Notes are automatically called, you will not receive any Contingent Coupon payments for periods after which the Notes are called. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WAS DETERMINED BY US ON THE PRICING DATE, IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately three months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	There is limited anti-dilution protection — The Calculation Agent will adjust the Official Closing Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the price of the Reference Asset. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the Calculation Agent to adjust the price of the shares of the Reference Asset, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See the section “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement for additional information.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have. In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

•	WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUER— We are not affiliated with the Reference Asset Issuer. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset and the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	In some circumstances, the payment you receive on the Notes may be partially based on the common stock of a company other than the reference asset— Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the common stock of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the “Additional Note Terms—Antidilution and Reorganization” in the accompanying Stock-Linked Underlying Supplement.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the price of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the price of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Ending Averaging Dates and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price or the Official Closing Price of the Reference Asset on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Asset. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Price, Coupon Barrier and Trigger Price for the Notes are set forth on the cover page of this pricing supplement):

Hypothetical Initial Price:	$50.00
Contingent Coupon Rate:	9.15%, payable in equal quarterly installments.
Contingent Coupon:	$22.875 for each applicable Coupon Payment Date
Observation Dates:	Quarterly
Hypothetical Coupon Barrier:	$42.50 (which is equal to 85% of the Hypothetical Initial Price)
Hypothetical Trigger Price:	$42.50 (which is equal to 85% of the Hypothetical Initial Price)

Example 1 — The Notes are called on the first Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above Initial Price)	$1,022.875 (Payment at Redemption)
Total Payment: $1,022.875 (2.2875% return)

Since the Notes are called on the first Observation Date, HSBC will pay you on the applicable Call Settlement Date a total of $1,022.875 per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $22.875. The total return on the Notes would be 22.875%. No further amount will be owed to you under the Notes.

Example 2 — The Notes are NOT called on any of the first three Observation Dates and the Final Price of the Reference Asset is greater than or equal to the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$43.00 (at or above Coupon Barrier; below Initial Price)	$22.875 (Contingent Coupon)
Second Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$22.875 (Contingent Coupon)
Third Observation Date	$48.00 (at or above Coupon Barrier; below Initial Price)	$22.875 (Contingent Coupon)
Final Valuation Date	$49.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$1,022.875 (Payment at Maturity)
Total Payment: $1,091.50 (9.15% return)

Since the Notes are not called and the Final Price of the Reference Asset is above the Trigger Price, HSBC will pay you a total of $1,022.875 at maturity per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $22.875. When added to the Contingent Coupon payments of $22.875 received in respect of each of the first three Observation Dates, HSBC will have paid you a total of $1,091.50 per $1,000 Note. The total return on the Notes would be 9.15%.

Example 3 — The Notes are NOT called on the first Observation Date and the Final Price of the Reference Asset is below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$43.00 (at or above Coupon Barrier; below Initial Price)	$22.875 (Contingent Coupon)
Second Observation Date	$43.00 (at or above Coupon Barrier; below Initial Price)	$22.875 (Contingent Coupon)
Third Observation Date	$42.50 (at or above Coupon Barrier; below Initial Price)	$22.875 (Contingent Coupon)
Final Valuation Date	$35.00 (below Trigger Price and Coupon Barrier)	$1,000 × (1 + Reference Return) =
$1,000 × (1 + -30.00%) =
$1,000 - $300.00 =
$700.00 (Payment at Maturity)
Total Payment $768.625 (-23.1375% return)

Since the Notes are not called and the Final Price of the Reference Asset is below the Trigger Price, HSBC will pay you a total of $700.00 at maturity per $1,000 Note. When added to the Contingent Coupon payments of $22.875 received in respect of the first three Observation Dates, HSBC will have paid you $768.625 per $1,000 Note. The total loss on the Notes would be 23.1375%.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset.

Description of Citigroup, Inc.

Citigroup, Inc. is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers. The company services include investment banking, retail brokerage, corporate banking, and cash management products and services. Citigroup serves customers globally. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number, 001-09924, or its CIK Code, 0000831001. The common stock of Citigroup, Inc. is listed on the New York Stock Exchange under the ticker symbol “C”.

Historical Performance of the Reference Asset

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from January 1, 2008 through January 24, 2014. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in U.S. dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$298.90	$180.00	$214.20
June 30, 2008	$273.50	$165.80	$167.60
September 30, 2008	$222.10	$128.50	$205.10
December 31, 2008	$235.00	$30.50	$67.10
March 31, 2009	$75.80	$9.70	$25.30
June 30, 2009	$44.80	$24.30	$29.70
September 30, 2009	$54.20	$25.50	$48.40
December 31, 2009	$50.00	$31.50	$33.10
March 31, 2010	$44.00	$31.10	$40.50
June 30, 2010	$50.70	$35.30	$37.60
September 30, 2010	$43.00	$36.20	$39.00
December 31, 2010	$48.50	$39.10	$47.30
March 31, 2011	$51.50	$43.40	$44.20
June 30, 2011	$46.90	$36.76	$41.64
September 30, 2011	$43.05	$23.19	$25.62
December 30, 2011	$34.40	$21.40	$26.31
March 30, 2012	$38.40	$27.16	$36.55
June 29, 2012	$37.14	$24.61	$27.41
September 28, 2012	$35.25	$24.91	$32.72
December 31, 2012	$40.18	$32.70	$39.56
March 31, 2013	$47.91	$40.29	$44.24
June 28, 2013	$53.56	$41.60	$47.97
September 30, 2013	$53.30	$47.16	$48.51
December 20, 2013	$53.68	$47.60	$52.11
January 24, 2014*	$55.28	$49.08	$49.33

* This pricing supplement includes information for the first calendar quarter of 2014 for the period from January 1, 2014 through January 24, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Citigroup, Inc.’s common stock from January 24, 2009 through January 24, 2014, based on information from the Bloomberg Professional® service. The Official Closing Price of the Reference Asset on January 24, 2014 was $49.33. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Historical Performance of Citigroup, Inc.

Source: Bloomberg Professional® service

Additional Terms of the Notes

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the five business days preceding the date of acceleration will be used as the Ending Averaging Dates for purposes of determining the accelerated Reference Return (including the Final Price). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, acting as placement agent, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $10 per $1,000 Principal Amount.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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